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                                   Exhibit 21


                         Subsidiaries of the Registrant



PJ Food Service, Inc., a Kentucky corporation

Papa John's USA, Inc., a Kentucky corporation

Printing & Promotions, Inc., a Kentucky corporation

PJFS of Mississippi, Inc., a Mississippi corporation

Risk Services Corp., a Kentucky corporation

Capital Delivery, Ltd., a Kentucky corporation